Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated April 23, 2015, in this Registration Statement (Form S-6 No. 333-202785) of Smart Trust, Portfolio of Closed-End Fund Opportunities Trust, Series 7.

/s/ Grant Thornton LLP

Chicago, Illinois

April 23, 2015